Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Tiffany Kanaga (765) 740-0314 or tiffany.kanaga@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Second Quarter 2026 Results
Raising Full Year Outlook and Innovation Target, Improving Year-End Net Leverage Ratio Target
•Second Quarter 2026 Financial Results:
◦Revenue of $1,368 million, an increase of 10% year-over-year; 8% organic constant currency growth
◦Reported Net Income of $54 million, Adjusted Net Income of $174 million
◦Adjusted EBITDA of $288 million; Adjusted EBITDA Margin of 21.2%
◦Reported EPS of $0.11, Adjusted EPS of $0.34
◦Net leverage ratio of 3.1x Adjusted EBITDA
•Full Year 2026 Guidance:
◦Raising innovation revenue target to $1.25 billion
◦Raising revenue guidance to $5.09 billion to $5.14 billion, or 6% to 7% organic constant currency growth
◦Raising Adjusted EBITDA to $1.01 billion to $1.035 billion, a year-over-year increase of 13% at midpoint
◦Raising Adjusted EPS to $1.10 to $1.16, a year-over-year increase of 20% at midpoint
◦Improving year-end net leverage ratio target to approximately 3.0x Adjusted EBITDA

Indianapolis, IN (August 5, 2026) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the second quarter of 2026, provided guidance for the third quarter of 2026, and updated guidance for the full year 2026.

"Elanco’s second quarter results demonstrate our momentum and leadership in the attractive animal health industry," stated Jeff Simmons, President and CEO of Elanco. "Organic constant currency revenue growth of 8% was led by U.S. Pet Health and U.S. Farm Animal each up 11%. We saw strong contributions from both price and volume, as consumer demand for our basket of innovation drove market share gains and stabilized our base business. Zenrelia — our newest blockbuster — was the single largest contributor to global Elanco growth, closely followed by Credelio Quattro. As we are raising our top- and bottom-line full-year outlook, including faster than planned margin expansion and net debt deleverage, our consistent delivery demonstrates our Innovation Portfolio Productivity (IPP) strategy is working. We also continue to expect a sustainable mid-single digit CAGR in animal health through the global drivers that matter most in pets and protein. Elanco is well positioned through our differentiated innovation, our comprehensive portfolio, our diverse go-to-market model, and our commercial execution, creating durable value for our customers, our shareholders, and the industry."

Select Business Highlights Since the Last Earnings Call
•Zenrelia™ achieved blockbuster status July YTD; efficacy driving use in approximately 18,000 U.S. clinics; U.S. JAK market share up 9 points year-over-year with gains versus Q1**; up to 40%+ JAK market share in key European markets, outperforming the competitive entrant***
•Credelio Quattro™ accelerated dollar share gains of broad-spectrum sales out U.S. vet clinics in Q2, up 4 points versus Q1**; penetrated over 50% of the U.S. clinic base, up approximately 3,000 clinics representing 10 points versus Q1; launched in Australia, Canada, and Japan to date

•Befrena™ shipped to nearly 1,400 U.S. clinics to date; ramping capacity to meet high customer demand 2x above expectations, with weekly increases in supply
•Global ruminants was Elanco's fastest growing species, up 12% in the quarter on an organic constant currency basis or 17% including AHV International and FX, as innovation fortified the company's beef and dairy portfolio
•The company released its 2025 Impact Report, celebrating Elanco's leadership with purpose, and culture of 'Going Beyond' for animals, customers, society, and its people

**Per Kynetec data
***Internal estimates based on multiple data sources

Financial Results

Second Quarter Results (dollars in millions, except per share amounts)	2026	2025	Change (%)	Organic CC Growth (1) (%)

Pet Health	$718	$643	12%	11%
Farm Animal	$633	$583	9%	5%
Cattle	$313	$268	17%	12%
Poultry	$223	$215	4%	2%
Swine	$97	$100	(3)%	(4)%
Contract Manufacturing and Other (2)	$17	$15	13%
Total Revenue	$1,368	$1,241	10%	8%
Gross Profit	$798	$713	12%
Reported Net Income	$54	$11	391%
Adjusted EBITDA	$288	$238	21%
Reported EPS	$0.11	$0.02	450%
Adjusted EPS	$0.34	$0.26	31%
(1) Organic CC Growth represents revenue growth excluding royalty revenue that was sold to a third party, the impact of foreign exchange rates, and revenue attributable to AHV International B.V., which was acquired on April 30, 2026.
(2) Primarily represents revenue from arrangements in which we manufacture products on behalf of a third party and royalty revenue. Royalty revenue sold to a third party, to which we are no longer entitled but is still required to be recognized as revenue under GAAP, totaled $9 million and $4 million for the three months ended June 30, 2026 and 2025, respectively.

In the second quarter of 2026, revenue was $1,368 million, an increase of 10% on a reported basis, or 8% on an organic constant currency basis, compared to the second quarter of 2025.

Pet Health revenue was $718 million, an increase of 12% on a reported basis, or 11% on an organic constant currency basis. The year-over-year volume increase of 9% in the second quarter was primarily driven by strong demand for Zenrelia and Credelio Quattro. The 2% increase from price was in line with the company's expectation. The Advantage® Family of products and Seresto® contributed revenue of $154 million and $117 million, respectively.

Farm Animal revenue was $633 million, an increase of 9% on a reported basis, or 5% on an organic constant currency basis. Second quarter volumes were up 3%, primarily driven by strong demand across our global ruminant portfolio. Farm animal organic constant currency revenue growth included a 2% increase from price, compared to the second quarter of 2025.

Gross profit was $798 million and gross margin percentage was 58.3% in the second quarter of 2026, an increase of 80 basis points compared to the second quarter of 2025. On an adjusted basis, gross profit was $789 million and gross margin percentage was 58.1% in the second quarter of 2026, an increase of 80 basis points compared to the second quarter of 2025. The increase in gross margin percentage on both a reported and adjusted basis, which was ahead of the company's expectations, was primarily driven by favorable mix from the strong performance in U.S. Pet Health as well as increased pricing, partially offset by the flow through of higher inventory costs due to inflation.

Total operating expenses were $541 million for the second quarter of 2026, an increase of 10% compared to the second quarter of 2025. Marketing, selling and administrative expenses increased 12% to $449 million, driven by strategic investments in the global launches of new products and higher compensation expense. Research and development expenses remained flat at $92 million.

Asset impairment, restructuring and other special charges were $9 million in the second quarter of 2026, compared to $1 million in the second quarter of 2025. Charges recorded in the second quarter of 2026 primarily related to the company's 2025 restructuring plan ($3 million) as well as costs associated with our acquisition of AHV ($2 million).

Reported net interest expense was $59 million in the second quarter of 2026, an increase of $11 million compared to the second quarter of 2025. The increase was principally due to imputed interest on our liability for sale of future revenue of $15 million, as well as interest expense related to the company's corporate headquarters finance lease, partially offset by lower average debt balances. Adjusted net interest expense, which excludes this imputed interest, was $44 million in the second quarter of 2026, an increase of $6 million compared to the second quarter of 2025.

The reported effective tax rate was 3.3% in the second quarter of 2026 compared to 55.4% in the second quarter of 2025. This decrease was primarily due to a more favorable jurisdictional mix of earnings and the absence of prior-year discrete tax changes. These factors were partially offset by the impact of current quarter international tax rate changes. The adjusted effective tax rate was 17.8% in the second quarter of 2026 compared to 21.7% in the second quarter of 2025.

Net income for the second quarter of 2026 was $54 million, or $0.11 per diluted share on a reported basis, compared with net income of $11 million, or $0.02 per diluted share, for the same period in 2025. On an adjusted basis, net income for the second quarter of 2026 was $174 million, or $0.34 per diluted share, a 31% increase compared with the same period in 2025.

Adjusted EBITDA was $288 million in the second quarter of 2026, a 21% increase compared to the second quarter of 2025. Adjusted EBITDA margin was 21.2% compared with 19.2% for the second quarter of 2025.

Working Capital and Balance Sheet
Cash provided by operations was $277 million in the second quarter of 2026, compared to cash provided by operations of $237 million in the second quarter of 2025.

As of June 30, 2026, Elanco’s net leverage ratio was 3.1x adjusted EBITDA, a decrease of 0.5x compared to December 31, 2025.

Financial Guidance
Elanco is updating financial guidance for the full year 2026, summarized in the following table.

2026 Full Year (dollars in millions, except per share amounts)	May Guidance			August Guidance

Revenue (1)	$5,010	to	$5,085	$5,090	to	$5,140
Adjusted EBITDA	$975	to	$1,005	$1,010	to	$1,035
Adjusted Earnings per Share	$1.03	to	$1.09	$1.10	to	$1.16
(1) Revenue guidance excludes royalty revenue that was sold to a third party.

"Our strong second quarter performance allows us to both raise our full-year outlook and continue to invest in our innovation products, driving market share gains while expanding the total animal health industry," said Bob VanHimbergen, Executive Vice President and CFO of Elanco Animal Health. "Our faster than expected margin expansion includes good early progress on our Elanco Ascend productivity initiatives, on track to $200 million to $250 million in adjusted EBITDA net savings by 2030. With a net leverage ratio of 3.1x at quarter-end, also faster than expected, we are closing in on our target of reaching below 3x next year, a key milestone that will unlock greater capital allocation flexibility."

The company anticipates a tailwind to revenue of approximately $60 million from the favorable impact of foreign exchange rates compared to prior year. Excluding the impacts of foreign exchange rates, the AHV International acquisition that closed in April 2026, and royalty revenue sold to a third party, the company now expects revenue growth of 6% to 7% versus 5% to 7% previously. The company continues to expect an accelerating contribution from price versus 2025.

Elanco expects adjusted gross margin of 55.2% to 55.6%, an increase of 50 basis points versus 2025 and compared to the prior expectation of 40 basis points of improvement. Adjusted EBITDA guidance reflects savings from the Elanco Ascend initiative as well as incremental strategic investments in the global launches of the company's innovation portfolio and the advancement of the R&D pipeline.

Additionally, the company is providing guidance for the third quarter of 2026, as summarized in the following table:

2026 Third Quarter (dollars in millions, except per share amounts)	Guidance

Revenue (1)	$1,195	to	$1,220
Adjusted EBITDA	$200	to	$215
Adjusted Earnings per Share	$0.19	to	$0.22
(1) Revenue guidance excludes royalty revenue that was sold to a third party.
In the third quarter, the company anticipates a neutral impact from foreign exchange rates compared to prior year. Excluding the impacts of foreign exchange rates, the AHV International acquisition that closed in April 2026, and royalty revenue sold to a third party, the company expects 5% to 7% revenue growth. The company expects operating expenses up approximately 10% year-over-year in constant currency with incremental support for innovation products.

The 2026 full year and third quarter financial guidance reflects foreign exchange rates as of the end of July. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review second quarter financial and operational results, discuss third quarter and full year 2026 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With more than 70 years of animal health heritage, we are committed to breaking boundaries and going beyond to help our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our purpose – to Go Beyond for Animals, Customers, Society and Our People. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2026 full year and third quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D), regulatory approval and licensing efforts;

•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•an increased use of alternative distribution channels or changes within existing distribution channels;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances, including at our contract manufacturers;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence in our business;
•our dependence on sophisticated information technology systems and infrastructure, including the use of third-party, cloud-based technologies, and the impact of outages or breaches of the information technology systems and infrastructure we rely on;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility and changes in our credit ratings that lead to higher borrowing expenses and restrict access to credit;
•changes in interest rates that adversely affect our earnings and cash flows;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to foreign and domestic economic, political, legal and business environments;
•risks related to foreign currency exchange rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plan not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to tax expense or exposures;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to tariffs, trade protection measures or other modifications of foreign trade policy;
•the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information;

•risks related to environmental, health and safety laws and regulations; and
•inability to achieve our aspirations or meet the expectations of stakeholders with respect to environmental, social and governance matters.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue growth excluding the impact of acquisitions and divestitures, foreign exchange rate effects, royalty revenue sold to third party, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, net debt and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or divestiture or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Additional Information
We define innovation revenue as revenue from new products, lifecycle management and certain geographic expansions and business development transactions that is incremental in reference to product revenue in 2020 and does not include the expected impact of cannibalization on the base portfolio.
We define organic constant currency revenue growth as revenue growth excluding royalty revenue that was sold to a third party, the impact of foreign exchange rates, and revenue attributable to AHV International B.V., which was acquired on April 30, 2026.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$1,368	$1,241	$2,739	$2,434
Cost of sales	570	528	1,156	1,037
Gross profit	798	713	1,583	1,397
Research and development	92	92	189	186
Marketing, selling and administrative	449	400	830	741
Amortization of intangible assets	139	136	277	264
Asset impairment, restructuring and other special charges	9	1	25	10
Interest expense, net of capitalized interest	59	48	116	88
Other (income) expense, net	(6)	11	3	23
Income before income taxes	56	25	143	85
Income tax expense	2	14	32	7
Net income	$54	$11	$111	$78
Earnings per share:
Basic	$0.11	$0.02	$0.22	$0.16
Diluted	$0.11	$0.02	$0.22	$0.16
Weighted-average shares outstanding:
Basic	499.5	496.6	498.6	495.9
Diluted	505.9	500.1	505.9	499.6

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We use non-GAAP financial measures, such as organic constant currency revenue growth, adjusted gross profit, adjusted gross margin percentage, adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA and adjusted EBITDA margin and net debt and net debt leverage, that differ from financial measures reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors assess and analyze our operational results and trends of our ongoing operations. Management also uses these non-GAAP measures internally to evaluate the performance of the business and in making resource allocation decisions. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables below.
Adjusted Gross Profit and Gross Margin Percentage
We define gross profit as total revenue less cost of sales. We define adjusted gross profit as gross profit less royalty revenue sold to a third party, less cost of sales adjustments. We define adjusted gross margin percentage as adjusted gross profit divided by total revenue, less royalty revenue sold to a third party. The following is a reconciliation of GAAP reported gross profit for the three and six months ended June 30, 2026 and 2025, to adjusted gross profit and adjusted gross margin percentage:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP reported gross profit	$798	$713	$1,583	$1,397
Sold royalty revenue	(9)	(4)	(18)	(4)
Cost of sales adjustments	—	—	—	1
Adjusted gross profit	$789	$709	$1,565	$1,394
Adjusted gross margin percentage	58.1%	57.3%	57.5%	57.4%

Adjusted Net Income and Earnings Per Share
We define adjusted net income as net income excluding amortization of intangible assets, purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, the impacts from sales of future revenues, gains and losses on mark-to-market adjustments on equity securities, tax valuation allowances, certain litigation-related settlements that we consider to be unusual or infrequent and significant, and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items. We define adjusted earnings per share as adjusted net income divided by the number of weighted-average diluted shares outstanding for the applicable period. The following is a reconciliation of GAAP reported net income and EPS for the three months ended June 30, 2026 and 2025, to adjusted net income and EPS:

	Three Months Ended June 30, 2026		Three Months Ended June 30, 2025
	Net income (a)	EPS	Net income (a)	EPS
GAAP reported net income and EPS	$54	$0.11	$11	$0.02
Amortization of intangible assets	139	0.27	136	0.27
Asset impairment, restructuring and other special charges (1)	9	0.02	1	0.00
Sold royalty revenue	(9)	(0.02)	(4)	(0.01)
Interest expense, net of capitalized interest (2)	15	0.03	10	0.02
Other (income) expense, net	2	0.00	(1)	0.00
Income tax expense (3)	(36)	(0.07)	(22)	(0.04)
Adjusted net income and EPS	$174	$0.34	$131	$0.26

(a)Adjustments to GAAP reported net income to arrive at adjusted net income for the three months ended June 30, 2026 and 2025, included the following:
(1)Adjustments of $9 million for the three months ended June 30, 2026, primarily related to our 2025 restructuring plan ($3 million) as well as costs associated with our acquisition of AHV ($2 million).
(2)Adjustments of $15 million and $10 million for the three months ended June 30, 2026 and 2025, respectively, related to imputed interest expense on our liability for sale of future revenue.
(3)Adjustments of $36 million for the three months ended June 30, 2026, primarily represented the income tax expense associated with the adjusted items discussed above. Adjustments of $22 million for the three months ended June 30, 2025, primarily represented the income tax expense associated with the adjusted items discussed above and the discrete tax impact from the remeasurement of certain deferred tax positions due to a foreign tax rate change.
The following is a reconciliation of GAAP reported net income and EPS for the six months ended June 30, 2026 and 2025, to adjusted net income and EPS:

	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
	Net income (a)	EPS	Net income (a)	EPS
GAAP reported net income and EPS	$111	$0.22	$78	$0.16
Cost of sales	—	—	1	0.00
Amortization of intangible assets	277	0.55	264	0.53
Asset impairment, restructuring and other special charges (1)	25	0.05	10	0.02
Sold royalty revenue	(18)	(0.04)	(4)	(0.01)
Interest expense, net of capitalized interest (2)	29	0.06	10	0.02
Other expense, net (3)	15	0.03	4	0.01
Income tax expense (4)	(61)	(0.12)	(48)	(0.10)
Adjusted net income and EPS	$378	$0.75	$315	$0.63
(a)Adjustments to GAAP reported net income to arrive at adjusted net income for the six months ended June 30, 2026 and 2025, included the following:
(1)Adjustments of $25 million for the six months ended June 30, 2026, primarily related to $18 million of restructuring charges ($15 million of which was non-cash shut-down costs for the animal studies portion of our R&D facilities in Monheim, Germany) associated with our 2025 Restructuring Plan, as well as costs associated with our acquisition of AHV ($2 million). Adjustments of $10 million for the six months ended June 30, 2025, primarily included $7 million of upfront payments made in relation to new licensing arrangements.
(2)Adjustments of $29 million and $10 million for the six months ended June 30, 2026 and 2025, respectively, related to imputed interest expense on our liability for sale of future revenue.
(3)Adjustments of $15 million for the six months ended June 30, 2026, primarily related to currency translation losses reclassified from accumulated other comprehensive loss in conjunction with the substantial liquidation of a dormant legal entity, a litigation settlement, and mark-to-market adjustments on equity investments.
(4)Adjustments of $61 million for the six months ended June 30, 2026, primarily represented the income tax expense associated with the adjusted items discussed above. Adjustments of $48 million for the six months ended June 30, 2025, primarily represented the income tax expense associated with the adjusted items discussed above and the discrete tax impact from the remeasurement of certain deferred tax positions due to a foreign tax rate change, partially offset by a $35 million benefit related to a discrete tax item recognized during the first quarter of 2025.

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt financing charges and imputed interest on our liability for sale of future revenue, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, revenue sold to a third party, gains and losses on mark-to-market adjustments on equity securities, certain litigation-related settlements which we consider to be unusual or infrequent and significant, and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP reported net income for the three and six months ended June 30, 2026 and 2025, to EBITDA, adjusted EBITDA and adjusted EBITDA margin, which we define as adjusted EBITDA divided by total revenue, less royalty revenue sold to a third party, for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP reported net income	$54	$11	$111	$78
Net interest expense	59	48	116	88
Income tax expense	2	14	32	7
Depreciation and amortization	171	169	341	330
EBITDA	$286	$242	$600	$503
Non-GAAP adjustments:
Cost of sales	$—	$—	$—	$1
Asset impairment, restructuring and other special charges	9	1	25	10
Sold royalty revenue	(9)	(4)	(18)	(4)
Other (income) expense, net	2	(1)	15	4
Adjusted EBITDA	$288	$238	$622	$514
Adjusted EBITDA margin	21.2%	19.2%	22.9%	21.2%
Numbers may not add due to rounding.

Gross and Net Debt and Net Leverage Ratio
We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define net debt as gross debt less cash and cash equivalents and finance lease liabilities on the balance sheet. We define our net leverage ratio as net debt divided by our trailing twelve month adjusted EBITDA. We believe our net debt and net leverage ratio are important measures to monitor our financial flexibility, liquidity and capital structure and may enhance investors' understanding of our ability to meet future financial obligations. In addition, a net leverage ratio is a financial measure that is frequently used by investors and creditors. The below calculations do not include covenant-related adjustments that reduce our net leverage ratio. The following is a reconciliation of gross debt to net debt as of June 30, 2026:

Long-term debt	$3,845
Current portion of long-term debt	73
Less: Unamortized debt issuance costs	(26)
Total gross debt	3,944
Less: Cash and cash equivalents	530
Less: Finance lease liabilities	255
Net debt	$3,159
The following table presents a calculation of our net leverage ratio as of June 30, 2026:

Net debt	$3,159
Trailing twelve month adjusted EBITDA	1,008
Net leverage ratio	3.1